                                                                      EXHIBIT 10

                      MARKETING AND DISTRIBUTION AGREEMENT



         THIS MARKETING AND DISTRIBUTION AGREEMENT (this "Agreement") dated as of October 23, 2003, by and between SYSTEMONE TECHNOLOGIES INC. ("SystemOne"), a Florida corporation, with offices located at 8305 N.W. 27th Street, Suite 107, Miami, Florida 33122 and HOCKMAN-LEWIS LIMITED, 200 Executive Drive, West Orange, New Jersey 07052 ("Distributor"), and.

         WHEREAS, SystemOne possesses all rights to market and/or manufacture various proprietary models of parts, paint gun and other industrial washer equipment marketed under the trademark SystemOne(R); and

         WHEREAS, Distributor desires to purchase and distribute certain models of parts, paint gun and other industrial washer equipment as more particularly defined below as the "Equipment" in accordance with the terms of this Agreement, and SystemOne desires to sell the Equipment to Distributor for such sales and distribution; and

         WHEREAS, both parties desire that the Equipment be marketed and distributed by Distributor upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and conditions hereinafter set forth and the mutual benefits to be derived therefrom, the sufficiency and adequacy of which are hereby acknowledged, Distributor and SystemOne hereby agree as follows:

         1. APPOINTMENT AS DISTRIBUTOR

                  1.1 "Equipment" means the parts, paint and other industrial washer equipment set forth on Schedule 1 hereto as such Schedule may be amended from time to time upon the mutual written agreement of the parties hereto.

                  1.2 SystemOne hereby appoints Distributor as the exclusive marketer, distributor of, and service provider for, the Equipment in all countries excluding the United States, Canada, Puerto Rico and Mexico (the "Territory") and Distributor hereby accepts such appointment. SystemOne retains the right to sell, lease, rent and service the Equipment directly, and through other distributors or agents, in its sole discretion, without restriction, outside the Territory.

                  1.3 Except as provided in Section 2.2 below, Distributor hereby acknowledges and agrees that Distributor may not, directly or indirectly, sell, lease or rent any Equipment outside the Territory, or to any Person it has reasonable grounds to believe will export or utilize Minimum Purchase Equipment Commitment outside of the Territory. SystemOne hereby acknowledges and agrees that SystemOne may not, directly or indirectly, sell, lease or rent any Equipment inside the Territory, or to any Person it has reasonable grounds to believe will import or utilize Equipment inside the Territory.



                  1.4 Distributor hereby undertakes and agrees with SystemOne that it will use its reasonable best efforts to develop the market for and distribute the Equipment, such efforts to be not less than those used by it in relation to similar goods or services offered by Distributor in the Territory. Distributor will to the fullest extent reasonably practicable consult with SystemOne with respect to Distributor's marketing plans for the Equipment, including, without limitation, with respect to marketing materials such as product literature, marketing programs and related materials.

                  1.5 SystemOne hereby agrees to supply Distributor sufficient catalogs, price lists, technical data and other marketing materials as may be mutually agreed upon in order to commence marketing the Equipment in the Territory. The Distributor or Distributor's agents shall be responsible for producing catalogs, price lists, technical data and other marketing materials in foreign languages.

                  1.6 Distributor shall assume the sole responsibility for all dealings between it and its customers or prospective customers, including all credit risks and risks regarding collection of receivables with respect to the Equipment sold, leased or rented by it to third parties.

         2. MINIMUM PURCHASE COMMITMENT

                  2.1 During each Contract Year (as defined below), Distributor shall purchase from SystemOne and SystemOne shall sell to Distributor not less than the number of Series 500 Equivalent Units set forth opposite such Contract Year as follows (the "Minimum Purchase Commitment"):

        Contract Year                                Minimum Purchase Commitment
        -------------                                ---------------------------

             1                                                    None
             2                                               $   800,000
             3                                               $ 2,500,000
             4                                               $ 3,500,000
             5                                               $ 5,000,000

                  2.2 If Distributor fails to satisfy its required Minimum Purchase Commitment during a Contract Year, SystemOne, shall be entitled, at its option, to waive the Minimum Purchase Commitment for such Contract Year; or to market, sell, lease, rent or distribute the Equipment in the Territory, either directly or through third parties and maintain Distributor hereunder on a non-exclusive basis; or to terminate this Agreement. If Distributor fails to enter any specific market within the Territory by the commencement of the third Contract Year or fails to achieve a reasonably acceptable minimum volume of sales in any such specific market within the Territory, SystemOne, shall be entitled, at its option, to remove such markets from the Territory or to market, sell, lease, rent or distribute the Equipment in such markets, either directly or through third parties and maintain Distributor hereunder on a non-exclusive basis in such markets.

                  2.3 "Contract Year" means the period beginning on the Effective Date and ending on the day immediately preceding the next succeeding anniversary of the Effective Date.



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                  2.4 "Series 500 Equivalent Units" means with respect to a
Series 500 Unit, one unit, and with respect to a non-Series 500 unit, the number of units of such model, carried out to three decimal places (with the third decimal place rounded up if the fourth decimal place is 5 or more and down if the fourth decimal place is less than 5), equal to the quotient of the Price (as hereinafter defined) of the non-Series 500 Unit divided by the Price of a Series 500 unit. For Contract Year 1, the Series 500 Equivalent Unit value of the Equipment is set forth on Schedule 1 attached hereto. By way of example, if during a Contract Year Distributor orders 500 units of Equipment each having a Series 500 Equivalent Unit value of 2, it would satisfy its Minimum Purchase Requirement for 1,000 Equivalent Units for such Contract Year.

         3. PURCHASES: PRICES, AND TERMS OF PURCHASES

                  3.1 The "Price" payable for Equipment purchased hereunder shall for Contract Year 1 be as set forth on Schedule 1 attached hereto and thereafter be determined in accordance with Schedule 2 attached hereto.

                  3.2 Distributor shall place orders for Equipment by a written order (an "Order") setting forth the particular models and units of the Equipment to be delivered and the required delivery dates therefor (such delivery dates to be not less than 90 days after an Order is submitted to SystemOne (other than Orders with respect to the first 90 days following the Effective Date, it being understood that Distributor shall submit such Orders as promptly as practicable so as to permit SystemOne adequate time to produce Equipment therefor)). Upon the acceptance of an Order by SystemOne such Order shall be deemed a binding obligation of the parties subject to the benefits and rights of the parties hereunder. Each month during a Contract Year, Distributor shall provide SystemOne with a 90-day forecast of Distributor's purchases of Equipment, it being understood that no such forecast shall constitute an Order. All equipment will be sold F.O.B. SystemOne's manufacturing facility. SystemOne shall submit invoices to Distributor twice monthly on the 15th and 30th day of each month with respect to units delivered prior to the date of such invoice and such invoices shall be payable in U.S. dollars within 30 days of the date thereof.

                  3.3 Distributor's agents shall pay all customs and excise duties in respect of the import of the Equipment into the Territory.

                  3.4 SystemOne shall notify Distributor by telecopy when an Order is available for shipment at SystemOne's manufacturing facility (an "Availability Notice").

                  3.5 Upon receipt of an Availability Notice, Distributor shall confirm by telecopy all shipping instructions and shall arrange for shipping and/or transportation of the Equipment from SystemOne's manufacturing facility. Distributor shall pay all shipping, insurance and related costs. Risk of loss and title to the Equipment shall pass to Distributor upon pickup of the Equipment by, or on behalf of, or for the account of, Distributor at SystemOne's manufacturing facility.

                  3.6 Distributor shall pick up or cause the pick up of the Equipment that is the subject of an Availability Notice within thirty (30) business days of receipt of the Availability Notice.

         4. TERM/TERMINATION

                  4.1 Commencing on the date hereof (the "Effective Date"), this Agreement shall continue in full force and effect until the Termination Date which shall be the day immediately preceding the fifth year anniversary of the Effective Date (the "Initial Term") unless terminated earlier pursuant to Section 4.2 below. This Agreement shall be automatically extended for two additional five (5) year terms following the Initial Term (each a "Renewal Term" and together with the Initial Term, the "Term") unless (a) either party hereto gives written notice to the other of an intent to terminate the Agreement not less than one hundred eighty (180) days prior to the end of the Initial Term or during the then current Renewal Term, as the case may be, (b) the Agreement is otherwise terminated in accordance with the provisions hereof, or (c) the parties fail to reach an agreement in writing as to Distributor's Minimum Purchase Commitments for each Contract Year during such Renewal Term prior to one hundred eighty (180) days before the date such Renewal Term would otherwise commence. Unless otherwise set forth herein, during any Renewal Term all terms of this Agreement shall remain in full force and effect.

                  4.2 Either party hereto shall, in addition to all other rights and remedies it may have at law or equity, have the right to terminate this
Agreement:

                           (i) Upon SystemOne's failure to supply Equipment
(including all proprietary parts necessary to service the Equipment) for a 120 day period;

                           (ii) upon written notice given seven days after
written notice of any default in payment by the other party;

                           (iii) at any time by giving thirty (30) days prior
written notice to the other party if the other party has breached any of its material duties or obligations under this Agreement not covered in clause (i) or
(ii) above, provided that the non-defaulting party has previously requested the other in writing to immediately commence curing the breach and to either complete curing the same within twenty (20) business days or to pursue with due diligence the prompt curing of same if it cannot be cured within twenty (20) days, and, if the same is not then cured, then the non-defaulting party may, without prejudice to any other rights or remedies it may have, terminate this Agreement; or

                           (iv) immediately by either party if the other party,
pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal or state law for the relief of debtors ("Bankruptcy Law"):

                                    (A)      commences a voluntary case,

                                    (B)      consents to the entry of an order
                                             for relief against it in an
                                             involuntary case,

                                    (C)      consents to the appointment of a
                                             trustee, receiver or custodian of
                                             it or for all or substantially all
                                             of its property,

                                    (D)      makes a general assignment for the
                                             benefit of its creditors,

                                    (E)      generally is not paying its debts
                                             as they become due; or

                                    (F)      a court of competent jurisdiction
                                             enters an order or decree under any
                                             Bankruptcy Law that:

                                             (1)    is for relief against the
                                                    other party in an
                                                    involuntary case;

                                             (2)    appoints a custodian of the
                                                    other party for all or
                                                    substantially all of the
                                                    property of the other party;
                                                    or



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

                                             (3)    orders the liquidation of
                                                    the other party,

and the order or decree remains unstayed and in effect for 60 consecutive days (each of the foregoing, a "Bankruptcy Event").

                  4.3 Upon termination of this Agreement other than due to a breach hereof by Distributor, Distributor shall have the continuing right, on a non-exclusive basis, to sell, lease, rent and service any of its remaining inventory of the Equipment within the Territory and shall have the right to have all pending purchase orders filled provided they are received prior to the date of Termination. .

         5. REPRESENTATIONS, WARRANTIES AND COVENANTS

                  5.1 SystemOne represents, warrants and covenants to Distributor, effective as of the Effective Date and again as of the date of each shipment of Equipment purchased by Distributor as follows:

                           (a) SystemOne owns or has valid rights to use all
valid and current patents for and other intellectual property related to the Equipment and its manufacture (the "Intellectual Property") and such property rights do not infringe on the intellectual property rights of any third party nor has SystemOne received any notice of any such infringement;

                           (b) SystemOne is entitled to enforcement of its
patents against infringements thereon, including, but not limited to, enforcement against any third party manufacturing identical or other infringing equipment;

                           (c) that the Equipment purchased by Distributor will
conform to SystemOne's performance criteria as set forth in SystemOne's User Manual attached as EXHIBIT A;

                           (d) that, SystemOne has the requisite skills and
facilities to fill the Minimum Purchase Commitment for each of Contract Year 1 through Contract Year 5 in accordance with the terms of this Agreement;

                           (e) that SystemOne is duly organized and validly
existing under the laws of the State of Florida, has all requisite power and authority to conduct its business as now and proposed to be conducted and to execute, deliver and perform it obligations under this Agreement; and that this Agreement has been duly authorized, executed and delivered and represents a valid and binding obligation enforceable against SystemOne in accordance with its terms;

                           (f) that SystemOne shall notify Distributor promptly
upon becoming aware of any adverse information relating to the safety or effectiveness of the Equipment and make such changes to the design or manufacture of the Equipment necessary to ensure the safety and effectiveness of the Equipment; and



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

                           (g) that upon delivery of the Equipment sold
hereunder, Distributor shall acquire good and marketable title thereto free of any liens, encumbrances or other security interests other than those which may apply to Distributor's assets.

                  5.2 Distributor represents, warrants and covenants to SystemOne, effective as of the Effective Date and again as of the date of each purchase of Equipment from SystemOne as follows:

                           (a) that Distributor has the requisite skills,
facilities and personnel to market, promote and sell the Equipment in accordance with the terms and requirements of this Agreement;

                           (b) that Distributor is duly organized and validly
existing under all federal, state and local laws, has all requisite power and authority to conduct its business as now and proposed to be conducted and to execute, deliver and perform it obligations under this Agreement; and that this Agreement has been duly authorized, executed and delivered and represents a valid and binding obligation enforceable against Distributor in accordance with its terms;

                           (c) that Distributor shall notify SystemOne promptly
upon becoming aware of any adverse information relating to the safety or effectiveness of the Equipment; and

                           (d) that during the Term and for 18 months
thereafter, Distributor shall not directly and personally solicit for employment any employee of SystemOne or seek to induce any such employee to terminate such employee's employment with SystemOne, it being understood that the publication of employee wanted advertisements not directed to a particular person in media of general circulation shall not be considered a violation of this provision. Nothing in this provision shall prohibit Distributor from hiring any employee of SystemOne provided that the terms of this provision have been complied with.

         6. INTELLECTUAL PROPERTY

                  6.1 Subject to the terms hereof and solely in connection with the performance of Distributor's obligations under this Agreement, SystemOne grants to Distributor, a revocable (upon termination of this Agreement), non-transferable (except by permitted assignment of this Agreement), non-sublicenseable, non-exclusive license ("Revocable License") to use within the Territory the trademarks, trade names, trade dress and other designations of source or quality of SystemOne as identified on EXHIBIT B attached hereto. Distributor shall have no right to use any other trademarks, trade names or other intellectual property of SystemOne. No use at any time shall be made by Distributor of any other marks or trade dress which infringes upon or copies in any part the Intellectual Property licensed hereunder. This provision shall survive termination of this Agreement. The Revocable License granted hereby shall be strictly limited to Distributor's activities in marketing, distributing and servicing the Equipment, either by sale, lease or rent to its customers, and shall survive termination or expiration of this Agreement to the extent that Distributor is continuing to sell, lease or service Equipment purchased hereunder. Distributor acknowledges that nothing in this Agreement gives it any right, title or interest in the technology, copyrights, trade secrets, patents, trademarks, trade names, trade dress and other property rights related to the Equipment and designations of source of quality, other than the Revocable License set



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

forth in this Section 6.1. All marketing or other material prepared by or for use by Distributor utilizing the name "SystemOne" shall bear a legend that:
"SystemOne is a registered trademark of SystemOne Technologies Inc." or other such legend reasonably requested by SystemOne. Except as set forth in this Agreement, upon expiration or termination of this Agreement, Distributor shall
(i) take all action necessary to transfer and assign to SystemOne, or its nominee, any right, title or interest in or to any of the Intellectual Property, and the goodwill related thereto, which Distributor may have acquired in any manner as a result of the marketing and distribution of Equipment under this Agreement and (ii) cease to use any Intellectual Property of SystemOne. Distributor and SystemOne each hereby agrees to notify the other promptly upon having knowledge of any infringement or potential infringement of any Intellectual Property. Distributor shall not apply to register any of the Intellectual Property or any Intellectual Property confusingly similar thereto. Except as permitted by this Agreement, Distributor shall not use or contest, or assist others to use or contest, during or after the Term, any trademark, name, mark or designation owned by SystemOne anywhere in the world (or any name, mark or designation similar thereto) and shall cooperate with SystemOne in its efforts to register the Intellectual Property. Except as provided herein, Distributor acknowledges and agrees its use of the Intellectual Property shall not create in it any equitable or other interest in the Intellectual Property.

                  6.2 SystemOne shall affix to Equipment such logos, instructional, safety and warning labels and other information as Distributor may request. Distributor shall have the option to specify a paint scheme for units of Equipment other than the standard color for an additional cost to be mutually agreed upon.

                  6.3 Distributor acknowledges that SystemOne is the owner of all right title and interest in and to the Intellectual Property licensed hereunder and Distributor agrees not to adopt or use any of the Intellectual Property except as expressly provided in this Agreement. During the Term, Distributor, including its affiliates, employees, officers, contractors, or agents, agrees: (i) not to decompile and/or reverse engineer the Equipment or any component thereof; (ii) not to directly or indirectly apply for or attempt to acquire any rights, patents or copyrights relating to the Equipment or any component thereof; and (iii) that none of them has any rights or interest with respect to the technology, copyrights, trade secrets and patents and other property rights relating to the Equipment, including all materials, combinations, processes, equipment design concepts, documents, data and information incorporating, based upon, or derived from the foregoing. Distributor shall not make any improvements, enhancements or modifications to the Equipment without SystemOne's prior written approval.

         7. WARRANTY AND SERVICE MATTERS

                  7.1 All units of the Equipment sold hereunder are warranted by SystemOne to be materially free of defects (the "Parts Warranty") for eighteen
(18) months commencing on the date of shipment to Distributor ("Warranty Period"). During the Warranty Period, SystemOne will replace any defective part free of charge.

                  7.2 Except as set forth in Section 7.1, Distributor shall be responsible for all labor and other costs necessary to service or repair any unit of Equipment sold hereunder. For each warranty replacement part supplied by SystemOne, Distributor shall provide evidence of replacement as may be reasonably required by SystemOne. The cost of such warranty replacement parts, including the associated delivery charges, shall be borne by SystemOne unless such parts



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require replacement as a result of loss, theft, damage or misuse of the
Equipment or in the event that Distributor fails to return the part replaced.

                  7.3 Limited Warranty: SystemOne shall not be responsible under this limited Parts Warranty for damages resulting from (i) failure to follow SystemOne's installation, operation, or maintenance instructions set forth in the User Manual; (ii) unauthorized system modification or alteration; (iii) accident, abuse, misuse or negligent acts or omissions of the customer or persons under the customer's control; or (iv) acts of third parties and acts of God. THERE ARE NO EXPRESS WARRANTIES, WHETHER WRITTEN OR ORAL, OTHER THAN THE WARRANTY SET FORTH IN SECTION 7.1 ABOVE. Subject to SystemOne's obligations set forth in Sections 6.1 and 10 hereof: (a) the liability of SystemOne and its affiliates and suppliers for any claims, losses, damages or expenses from any cause whatsoever (including acts or omissions of third parties), regardless of the form of action, whether in contract, tort or otherwise, shall not exceed the lesser of (i) the direct damages proven and (ii) the repair or replacement cost, lease payoff or purchase price, as the case may be, of the Equipment that directly gives rise to the claim; (b) SystemOne shall not be responsible for any incidental, special, punitive, exemplary, reliance, consequential (including, but not limited to, lost profits or lost revenues) or indirect loss or damage incurred in connection with the Equipment to the full extent those damages as permitted by law to be disclaimed; (c) for personal injury caused by SystemOne's negligence, SystemOne's negligence shall be limited to proven damages to the person; and (d) no action or proceeding against SystemOne or its affiliates or suppliers may be commenced more than twelve (12) months after the cause of action accrues.

                  7.4 Distributor shall be responsible, at its sole cost and expense, for providing all repairs (excluding the cost of replacement parts covered under the Parts Warranty as described in Section 7.1 hereof), service and maintenance for the Equipment as well as the supply and composition of cleaning solvents utilized within the Equipment. All replacement parts not covered by the Parts Warranty shall be supplied to Distributor at a price equal to 135% of the Manufacturing Cost (as defined in Schedule 2) thereof.

                  7.5 In effecting repairs and service, Distributor shall comply with SystemOne's training and repair procedures set forth in its Service Manual attached as Exhibit A hereto.

                  7.6 Distributor shall be responsible for all on-going training for sales and service of the Equipment provided that SystemOne shall provide initial technical and sales support for twelve (12) months after the Effective Date as may be reasonably requested by Distributor.

                  7.7 In the event that Distributor desires to provide a cleaning solvent other than one set forth in the User Manual, Distributor shall submit such solvent to SystemOne for appropriate testing and its approval. SystemOne shall test and reject or approve such solvent as soon as practicable but in any event not more than six months after submission by Distributor.

         8. INSURANCE

         Without limiting, negating or reducing SystemOne's undertaking to indemnify, defend and hold harmless Distributor as set forth in Section 9 of this Agreement, during the Term, SystemOne shall obtain and continue in full force and effect throughout the term of this Agreement general liability insurance, including products liability, in the minimum amount of $1 million per occurrence. The required insurance coverage shall be maintained with an insurance company qualified to provide coverage where business is conducted pursuant to this Agreement. SystemOne shall provide Distributor with thirty (30) days prior written notice of any change, modification or termination in or of such insurance coverage. On or prior to the Effective Date, SystemOne shall provide Distributor with an insurance certificate evidencing the required coverage and naming Distributor as an additional insured.

         9. INDEMNITY

         Distributor, its parent and subsidiaries (collectively the "Distributor"), shall require, in a written statement acceptable to SystemOne, that its affiliates, sales representatives, agents and sub-distributors (collectively the "Distributor Network") indemnify, defend and hold harmless SystemOne, its parent, subsidiaries and affiliates, and its and their officers, directors, shareholders, employees, representatives and agents, from and against any and all claims, liabilities, suits, proceedings, judgments, orders, fines, penalties, damages, costs, and expenses, including but not limited to reasonable attorney fees and other expenses of litigation, which it or they may hereafter incur, become responsible for or pay out as a result of death or bodily injuries to any person, destruction or any damage to any property or contamination of or adverse effect on the environment, arising out of or resulting from any fault or negligent act or omission of the Distributor Network, including, without limitation, any sale or distribution of solvents by the Distributor Network for use in the Equipment not approved by SystemOne, or any material breach of this Agreement by the Distributor Network, except to the extent that such claims, liabilities, suits, proceedings, judgments, orders, fines, penalties, damages, costs and expenses are caused by or result from the fault or negligent act or failure to act of SystemOne.

         10. INDEPENDENT CONTRACTOR

         The parties acknowledge and agree that the relationship hereby established between SystemOne and Distributor is solely that of independent contractors, each engaged in the operation of its own respective business and in the performance of its obligations under this Agreement. The provisions of this Agreement shall not be construed as authorizing or reserving to either party any right to exercise any control or direction over the operations, activities, employees and agents of the other in connection with this Agreement, it being understood and agreed that the entire control and direction of such operations, activities, employees and agents shall remain with such party. Neither party to this Agreement shall have the authority to employ any person as agent or employee for or on behalf of the other party to this Agreement for any purpose, and neither party to this Agreement, nor any person performing any duties under or engaging in any work at the request of such party, shall be deemed to be an employee or agent of the other party to this Agreement. Neither party has any authority to enter into any contract, assume any obligations, or make any warranties or representations on behalf of the other party. Nothing in this Agreement shall be construed to establish a partnership or joint venture relationship between the parties.

         11. ASSIGNMENT

         This Agreement shall not be assigned nor can the performance of any duties be delegated by any party without the prior written consent of the other party, except that either party may effect an assignment of this Agreement to a direct or indirect parent or a direct or indirect wholly-owned subsidiary of it or such parent upon prior written notice to the other party, or to a



                                       9
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successor to the Distributor parts washer business as part of such successor's acquisition of all or substantially all of the assets of such business whether by merger or other business combination transaction, provided that the assignee's or successor's financial strength is not materially less than that of the assignor and the other party approves of the assignment, such approval not to be unreasonably withheld.

         12. MISCELLANEOUS

                  12.1 This Agreement and the other agreements contemplated hereby constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement; and all prior agreements, negotiations, dealings and understandings, whether written or oral, regarding the subject matter hereof, to the extent any portion thereof survives, are superseded by this Agreement and such contemplated agreements. Additionally, any terms and/or conditions contained in any purchase order, oral or written, or in SystemOne's standard warranty policy, inconsistent with any terms and/or conditions set forth herein shall be of no force and effect unless consented to in writing by the party to be charged.

                  12.2 No conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of any forms containing terms or conditions at variances with or in addition to those set forth in this Agreement. This Agreement may be amended only by a written agreement executed by the parties hereto.

                  12.3 No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing or performance shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.

                  12.4 Section headings as to the contents of particular sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

                  12.5 In the event any term or provision of this Agreement, or any portion thereof, or any application of any term or provision shall be invalid or unenforceable, the remainder of this Agreement or any other application of such term or provision shall not be affected thereby.

                  12.6 All rights conferred by this Agreement shall be binding upon, inure to the benefit of, and be enforceable against the respective permitted successors and assigns of the parties hereto including, but not limited to, any trustee or other responsible officer or estate representative appointed for a party in a case under any chapter of the United States Bankruptcy Code.

                  12.7 All notices, requests, approvals and other communications required or permitted under this Agreement shall be in writing and shall be given by: (i) facsimile transmission (to be confirmed by the means set forth in the following clause (ii)); or (ii) nationally recognized overnight courier (with confirmation of delivery) to the appropriate party to the following addresses



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

or to such other addresses as the respective party hereto may hereafter designate to such effect by notice to the other party:

         SYSTEMONE:             SystemOne Technologies Inc.
                                8305 N.W. 27th Street, Suite 107,
                                Miami, Florida  33122
                                Attn:  Paul I. Mansur, Chief Executive Officer
                                Telecopy No.:  (305) 593-8018

         DISTRIBUTOR:           Hockman-Lewis Limited
                                200 Executive Drive
                                West Orange, New Jersey 07052
                                Attn:  J. Gregory Hockman, President
                                Telecopy No.:  (973) 325-7974

                                Copy to:  ____________________
                                Telecopy No.:  ________________

Such notices and communications shall be effective: (i) if given by facsimile transmission, when sent addressed as set forth above and transmission is confirmed; or (ii) if by overnight courier, two business days after deposit therewith.

                  12.8 This Agreement may be executed in identical duplicate copies. The parties agree to execute at least two identical original copies of this Agreement. Each identical counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.9 (a) Except as required by law or judicial process, any Confidential Information (as defined below), whether oral or written, disclosed or given to or discussed with SystemOne by Distributor will not be disclosed to any person or entity, in any way or form, unless approved by Distributor prior to such disclosure by SystemOne; provided, however, that SystemOne shall be entitled to disclose such Confidential Information to its directors, employees, agents, counsel, accountants, sources of financing or other representatives (collectively, "Representatives") with a need to know such Confidential Information in connection with the performance or administration of this Agreement provided that such Representatives agree to the requirements to maintain the confidentiality of such Confidential Information in accordance with this Section 12.9.

                  (b) Except as required by law or judicial process, any Confidential Information, whether oral or written, disclosed or given to or discussed with Distributor by SystemOne will not be disclosed to any person or entity, in any way or form, unless approved by SystemOne prior to such disclosure by Distributor; provided, however, that Distributor shall be entitled to disclose such Confidential Information to its Representatives with a need to know such Confidential Information in connection with the performance or administration of this Agreement provided that such Representatives are advised of the requirements to maintain the confidentiality of such Confidential Information in accordance with this Section 12.9.



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

                  (c) For purposes of this Section 12.9, Confidential Information of a party means information of that party which is marked or otherwise identified as being confidential; provided, however, that Confidential Information shall not include (i) information that is publicly available without a breach hereof; (ii) information which was already in the receiving party's possession prior to the date hereof other than such information which is subject to a prior confidentiality agreement; (iii) information received from a third party on a non-confidential basis provided that such third party is not in breach of any obligation of confidentiality; and (iv) information independently developed by such party not having had access to such Confidential Information. Each party shall be responsible for any breach by its Representatives of this
Section 12.9.

                  (d) In the event that a party is requested pursuant to, or required by, applicable law, rule or regulation or by legal process to disclose any Confidential Information of the other party, such party agrees to immediately provide the other party with notice of such request to enable the other party to seek an appropriate protective order. In the event such protective order or other remedy is not obtained, the parties agree to furnish only that portion of the Confidential Information which in the opinion of counsel is legally compelled to be disclosed and to use their reasonable best efforts to obtain assurance that if possible, confidential treatment will be accorded such Confidential Information. Nothing contained herein shall prohibit a party from disclosing this Agreement as may be required by law or regulation or as may be necessary to obtain any consent or approval required for the performance of this Agreement by such party. Prior to issuing any press release with respect to this Agreement, a party desiring to make such press release shall to the extent reasonably practicable, consult with the other party regarding the contents of such press release. Notwithstanding Section 16 hereof, each party may enforce this Section 12.9 against the other through appropriate court proceedings seeking injunctive or other equitable relief.

         13. FORCE MAJEURE

         Notwithstanding anything contained herein to the contrary, neither party will be liable in any way as a result of its failure to fulfill any term of this Agreement, when such failure is due to an act of God, act or request of governmental authority, war, riot, any voluntary or involuntary shutdown or curtailment of or interference with, its facilities, incident to any labor controversy or failure of any customary source of supplies which may directly or indirectly affect the obligations arising hereunder for such party or to any cause beyond its control, nor shall any such failure constitute a basis to terminate this Agreement. This clause shall not apply to payment obligations for Equipment that has been shipped to Distributor or Distributor's agents.

         14. DISPUTE RESOLUTION

                  14.1 In the event of a dispute between the parties as to any matter arising from or relating to this Agreement that cannot be resolved by the parties, the such dispute shall be determined exclusively by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA")), in Miami, Florida, except as hereinafter provided in this Section.

                  14.2 The party initiating the arbitration (the "Claimant") can in its demand for arbitration, where its claim exceeds Two Hundred Fifty Thousand ($250,000), can direct that expedited procedures shall be applied, provided (i) the other party ("Respondent") has filed a timely response and does not object to the expedited procedures and (ii) the arbitrator designated by the AAA does not object . In the event that the amount of the claim or counterclaim exceeds the amount that generally would result in the AAA appointing a three member arbitration panel, the party asserting such claim or counterclaim can request that the dispute be determined by a single arbitrator, provided (i) the Respondent has filed a timely response and does not object to as single arbitrator and (ii) the AAA does not object.

                  14.3 The award rendered by the arbitrator (or arbitration panel) shall be a reasoned award.

                  14.4 Notwithstanding any other provision in this Agreement, the arbitrator (or arbitration panel) shall apply the law of New York to the construction of this Agreement, the determination of monetary damages and other relief that may be awarded. In addition to an award of monetary damages, if any, the award can provide for equitable relief other than preliminary or permanent injunctive relief, which relief shall not be subject to arbitration and shall be adjudicated only by the courts of the State of Florida or by the United States District Court for the Southern District of Florida.

                  14.5 Subject to the provisions of the Section, the prevailing party in the arbitration may seek an order or judgement confirming and enforcing the arbitration award in either the courts of the State of Florida or the United States District Court for the Southern District of Florida. The arbitrator (or arbitration panel) may award the prevailing party its reasonable costs of arbitration, including, reasonable attorneys fees.

         15. APPLICABLE LAW AND JURISDICTION

         This Agreement, all questions relating to its validity, interpretation, performance and enforcement and all sales hereunder shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.



                    (Remainder of page intentionally blank.)




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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       SYSTEMONE TECHNOLOGIES INC.


                                       By:

                                       /s/ PAUL I. MANSUR
                                       -----------------------------------------
                                           Name:  Paul I. Mansur
                                           Title: Chief Executive Officer



                                       HOCKMAN-LEWIS LIMITED


                                       By:

                                       /s/ J. GREGORY HOCKMAN
                                       -----------------------------------------
                                           Name:  J. Gregory Hockman
                                           Title: President



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